EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration statement on Form S-3 (No. 333-85808), the Registration statement on Form S-8 (No. 333-75792), and the Registration statement on Form S-8 (No. 333-75788) of Precis, Inc. of our report dated April 11, 2005, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO Seidman LLP

Dallas, Texas
April 15, 2005